Exhibit 99.1

  WESTWOOD HOLDINGS GROUP, INC. ANNOUNCES 12.5% INCREASE IN QUARTERLY DIVIDEND,
   A SPECIAL CASH DIVIDEND OF $0.75 PER SHARE AND SECOND QUARTER 2005 RESULTS

     DALLAS, July 26 /PRNewswire-FirstCall/ -- Westwood Holdings Group, Inc. (NYSE: WHG) today announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per common share, an increase of 12.5% from the previous quarterly dividend of $0.08 per share. The Board has also approved the payment of a special cash dividend of $0.75 per share in order to return excess cash to our stockholders. Both the quarterly and special dividends will be payable on October 3, 2005 to stockholders of record on September 15, 2005.

     Westwood also today reported 2005 second quarter revenues of $5.3 million, net income of $937,000 and earnings per diluted share of $0.17. This compares to revenues of $4.9 million, net income of $988,000 and earnings per diluted share of $0.18 in the second quarter of 2004. For the six months ended June 30, 2005, Westwood reported revenues of $10.3 million and net income of $1.8 million, or $0.32 per diluted share, compared to revenues of $10.0 million and net income of $2.1 million, or $0.39 per diluted share, for the same 2004 period.

     Total expenses for the second quarter of 2005 were $3.7 million compared to $3.3 million for the second quarter of 2004, an increase of approximately $386,000. Employee compensation and benefits costs increased by approximately $334,000 compared to the 2004 second quarter, primarily due to higher restricted stock expense as a result of our continued efforts to build the firm for future growth. Information technology expense increased by approximately $32,000 primarily as a result of increased software costs, including the cost to implement a new customer relationship management system that will enhance our ability to manage our client relationships and prospect pipeline. Professional services costs increased by approximately $27,000 primarily as a result of higher professional fees related to external audit and Sarbanes-Oxley compliance as well as higher subadvisory fees due to increased assets under management at Westwood Trust.

     Assets under management were $4.3 billion as of June 30, 2005, an increase of 11.3% compared to $3.8 billion on June 30, 2004. Average assets under management for the first six months of 2005 were $4.2 billion, an increase of 8.2% compared with the first half of 2004. The increase in period ending assets under management was principally attributable to market appreciation of assets under management and asset inflows from new clients, partially offset by the withdrawal of assets by certain clients.

     Susan M. Byrne, Westwood's founder and Chief Executive Officer commented, "While costs associated with restricted stock have penalized near term earnings, we are confident that this form of compensation strongly aligns the interests and incentives of our employees with our clients and stockholders and provides the foundation for growth and stronger results in the future."

     Brian O. Casey, Westwood's President and Chief Operating Officer added, "We are pleased to have received a meaningful placement in the second quarter from a new client in our SMidCap Value product, which continues to gain scale and traction in the institutional marketplace and now has $300 million in assets under management. We are especially gratified by this win, as it resulted from a long-standing relationship with an institutional consulting firm that knows our people and process well and was introduced to this new product by our recent institutional marketing efforts around this product. We believe our SMidCap product represents a meaningful opportunity to grow our institutional assets. We continue to look for ways to grow our business through our continuing focus on strong product performance produced by our proprietary research and investment process, increased targeted marketing efforts and exploration of enhanced distribution opportunities."

     About Westwood
     Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides, to institutions and high net worth individuals, trust and custodial services and participation in common trust funds that it sponsors. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG". For more information, please visit the Company's website at http://www.westwoodgroup.com .

     Note on Forward-looking Statements
     Statements that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth and profitability, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "continue," "comfortable with," "optimistic," "look forward to" and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include the risks and uncertainties referenced in our documents filed with, or furnished to, the Securities and Exchange Commission, including without limitation those identified under the caption "Forward-Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward- looking statements.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                         Three months ended         Six months ended
                                              June 30,                  June 30,
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
REVENUES:
   Advisory fees                      $    3,309   $    3,249   $    6,500   $    6,669
   Trust fees                              1,668        1,442        3,371        2,894
   Other revenues                            276          249          464          420
      Total revenues                       5,253        4,940       10,335        9,983

EXPENSES:
  Employee compensation

   and benefits                            2,681        2,347        5,279        4,684
  Sales and marketing                        145          148          227          248
  Information technology                     192          160          377          332
  Professional services                      274          247          593          471
  General
   and administrative                        435          439          912          820
   Total expenses                          3,727        3,341        7,388        6,555
Income before

 income taxes                              1,526        1,599        2,947        3,428
Provision

 for income taxes                            589          611        1,135        1,323
Net income                            $      937   $      988   $    1,812   $    2,105

Earnings per share:
  Basic                               $     0.17   $     0.18   $     0.33   $     0.39
  Diluted                             $     0.17   $     0.18   $     0.32   $     0.39

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    As of June 30, 2005 and December 31, 2004
               (in thousands, except par values and share amounts)
                                   (unaudited)

                                                      June 30,     December 31,
                                                        2005           2004
                                                    ------------   ------------
                      ASSETS

Current Assets:
  Cash and cash equivalents                         $      1,656   $        720
  Accounts receivable                                      1,966          1,832
  Investments, at market value                            18,532         18,632
  Other current assets                                       221            414
    Total current assets                                  22,375         21,598
  Goodwill                                                 2,302          2,302
  Deferred income taxes                                      818            517
  Property and equipment, net of accumulated
   depreciation of $385 and $250                           1,723          1,860
    Total assets                                    $     27,218   $     26,277

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities          $        612   $        629
  Dividends payable                                          461            460
  Compensation and benefits payable                        1,577          2,703
  Income taxes payable                                        87             --
  Other current liabilities                                    6             17
    Total current liabilities                              2,743          3,809
Deferred rent                                                815            805
    Total liabilities                                      3,558          4,614

Stockholders' Equity:
  Common stock, $0.01 par value,
   authorized 10,000,000 shares, issued and
   outstanding 5,759,397 shares
   at June 30, 2005; issued and outstanding
   5,754,147 shares at December 31, 2004                      58             58
  Additional paid-in capital                              17,128         16,962
  Unamortized stock compensation                          (3,881)        (4,821)
  Retained earnings                                       10,355          9,464
    Total stockholders' equity                            23,660         21,663

Total liabilities and stockholders' equity          $     27,218   $     26,277

     Investor Relations

     (214) 756-6900

SOURCE  Westwood Holdings Group, Inc.
    -0-                             07/26/2005
    /CONTACT:  Bill Hardcastle of Westwood Holdings Group, Inc.,
+1-214-756-6383/
    /Web site:  http://www.westwoodgroup.com /

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